Exhibit 5

[Dorsey & Whitney LLP Letterhead]

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55347

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for MGI PHARMA, INC., a Minnesota corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of up to 7,711,850 shares of its common stock, par value $0.01 per share (the “Common Stock”), in connection with the Company’s proposed acquisition (the “Acquisition”) of Guilford Pharmaceuticals Inc., a Delaware corporation (“Guilford”), pursuant to that Agreement and Plan of Merger, dated as of July 20, 2005 by and among the Company, Granite Acquisition, Inc., a Delaware corporation, and Guilford.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Common Stock to which the Registration Statement relates has been duly authorized by all requisite corporate action on behalf of the Company and, when issued upon completion of the Acquisition in accordance with, and upon satisfaction of the conditions set forth in, the Merger Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Dated: August 8, 2005

Very truly yours,

/s/ Dorsey & Whitney LLP

TSH